As filed with the Securities and Exchange Commission on October 1, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Cyxtera Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	84-3743013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2333 Ponce de Leon Boulevard, Suite 900,

Coral Gables, Florida 33134

(Address of principal executive offices) (Zip code)

CYXTERA TECHNOLOGIES, INC. 2021 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Victor Semah, Chief Legal Officer

2333 Ponce de Leon Boulevard, Suite 900,

Coral Gables, Florida 33134

(Name and address of agent for service)

(305) 537-9500

(Telephone number, including area code, of agent for service)

Copies to:

Jason M. Licht

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, DC 20004

(202) 637-2258

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.0001 par value per share	13,278,299(2)	$9.19(3)	$122,027,568.00	$11,311.96

(1)

Pursuant to Rule 416(a) and Rule 416(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of Cyxtera Technologies, Inc. (the “Company”) that may become issuable under the Company’s 2021 Omnibus Incentive Plan (the “Incentive Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents 13,278,299 shares of Common Stock reserved for issuance under the Incentive Plan.
(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Company’s shares of Common Stock as reported on the Nasdaq Global Select Market on September 30, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in this Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Company will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” and the “Company,” or similar references, refer to Cyxtera Technologies, Inc., unless otherwise stated or the context otherwise requires.

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Cyxtera Technologies, Inc. or its predecessor, Starboard Value Acquisition Corp. (as applicable, the “Company”) with the United States Securities and Exchange Commission (the “Commission”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)     the Company’s final prospectus, dated September 7, 2021, filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration statement on Form S-1, as amended (File No. 333-258948), and all amendments to such registration statement;

(b)    the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, filed with the Commission on May 26, 2021 (File No. 001-39496) and June 30, 2021, filed with the Commission on July 29, 2021 (File No. 001-39496);

(c)    the Company’s Current Reports on Form 8-K filed with the Commission on February  22, 2021, May 13, 2021, July 29, 2021, August  4, 2021 and August 16, 2021 (each, File No. 001-39496), and in each case, if applicable, excluding Items 2.02 and 7.01; and

(d)    the description of the Company’s shares of Common Stock contained in each of the Company’s Registration Statement on Form  8-A, filed with the Commission on September 9, 2020 (File No. 001-39496), including any amendments or reports filed for the purpose of updating such description, and in the Company’s final prospectus, dated September 7, 2021, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1, as amended (File No. 333-258948), and all amendments to such registration statement.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (“DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that, to the fullest extent permitted by applicable law, we will indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, the Employee Retirement Income Security Act of 1974 (“ERISA”) excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. Additionally, we will, to the fullest extent not prohibited by applicable law, pay the expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, solely to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified. Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification and advancement of expenses, we will indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by our board of directors.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Common Stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit

4.1	Second Amended and Restated Certificate of Incorporation of Cyxtera Technologies Inc. (f/k/a Starboard Value Acquistion Corp.) (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001- 39496), filed by Cyxtera Technologies, Inc. on August 4, 2021).

4.2	Amended and Restated By-Laws of Cyxtera Technologies Inc. (f/k/a Starboard Value Acquistion Corp.) (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-39496), filed by Cyxtera Technologies, Inc. on August 4, 2021).

4.3	Specimen Class A Common Stock Certificate of Cyxtera Technologies, Inc. (f/k/a Starboard Value Acquistion Corp.) (incorporated herein by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K (File No. 001-39496), filed by Cyxtera Technologies, Inc. on August 4, 2021.

Exhibit Number	Description of Exhibit

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of independent registered public accounting firm (Deloitte &Touche LLP)

23.2*	Consent of independent registered public accounting firm (WithumSmith+Brown, PC)

23.3*	Consent of independent registered public accounting firm (KPMG LLP)

23.4*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of the Registration Statement)

99.1	Cyxtera Technologies, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K (File No. 001- 39496), filed by Cyxtera Technologies, Inc. on August 4, 2021).

99.2*	Forms of award agreements under the Cyxtera Technologies, Inc. 2021 Omnibus Incentive Plan

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Coral Gables, Florida, on the 1st day of October, 2021.

Cyxtera Technologies, Inc.

By:	/s/ Nelson Fonseca
Name: Nelson Fonseca
Title: Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Cyxtera Technologies, Inc., hereby severally constitute and appoint Nelson Fonseca and Carlos Sagasta, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nelson Fonseca Nelson Fonseca	Chief Executive Officer and Director (Principal Executive Officer)	October 1, 2021

/s/ Carlos Sagasta Carlos Sagasta	Chief Financial Officer (Principal Financial Officer)	October 1,2021

/s/ Edmundo Miranda Edmundo Miranda	Principal Accounting Officer	October 1, 2021

/s/ Fahim Ahmed Fahim Ahmed	Director	October 1, 2021

/s/ John Diercksen John Diercksen	Director	October 1, 2021

/s/ Michelle Felman Michelle Felman	Director	October 1, 2021

/s/ Melissa Hathaway Melissa Hathaway	Director	October 1, 2021

Signature	Title	Date

/s/ Manuel Medina Manuel Medina	Director	October 1, 2021

/s/ Jeffrey Smith Jeffrey Smith	Director	October 1, 2021

/s/ Raymond Svider Raymond Svider	Director	October 1, 2021

/s/ Gregory Waters Gregory Waters	Director	October 1, 2021